Exhibit 99.1

News Release

Ruckus Wireless Updates Guidance for First Quarter 2016

SUNNYVALE, Calif., April 4, 2016 /PRNewswire/ — Ruckus Wireless, Inc. (NYSE: RKUS) today updated its expectation regarding its financial results for the first quarter of 2016 ended March 31, 2016 as follows:

•	Total revenue in the range of $98 million to $101 million;

•	Non-GAAP operating margin in the range of 9% to 11% and;

•	Non-GAAP diluted net income per share of $0.09 to $0.10 using approximately 101 million non-GAAP weighted-average diluted shares.

Further details will be provided when Ruckus releases its first quarter 2016 financial results.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements regarding Ruckus Wireless’ financial expectations for the first quarter of 2016. These statements are based on Ruckus Wireless’ current estimates for the first quarter of 2016 and remain subject to change based on its ongoing review of results and any further adjustments made in connection with Ruckus Wireless’ closing and review procedures. Actual results could differ materially from those anticipated. Additional risks and uncertainties that could affect Ruckus Wireless’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s annual report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2016. Ruckus Wireless’ SEC filings are available on the company’s investor relations website at http://investors.ruckuswireless.com and on the SEC’s website at www.sec.gov. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and Ruckus Wireless does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

NON-GAAP FINANCIAL MEASURES

To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains reference to certain non-GAAP financial measures including non-GAAP operating margin, non-GAAP dilutive net income per share and non-GAAP weighted-average diluted shares. We believe these non-GAAP financial measures are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and forecast future periods. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Our non-GAAP financial measures include adjustments based on the following items:

Stock-based compensation expense: We have excluded the effect of stock-based compensation expense. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expense. Stock-based compensation will recur in future periods.

Employer payroll tax expense associated with stock-based compensation: We have excluded the employer payroll tax expense associated with stock option exercises and restricted stock releases, in order to provide a complete picture of the Company’s recurring core business operating results. Stock-based compensation will continue to be used as a method to compensate certain employees for the foreseeable future.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets. Amortization of intangible assets is a non-cash expense and it is not part of our core operations. Investors should note that the use of intangible assets contributed to revenue earned during the periods presented and will contribute to future period revenue as well.

Workforce reorganization expense: We have excluded costs related to a workforce reorganization plan, including costs related to involuntary employee termination and contract termination.

Post-acquisition expenses: We have excluded costs in connection with our recent acquisition of Cloudpath Networks, Inc. (“Cloudpath”), which we would not have otherwise incurred as part of our continuing operations. Post-acquisition expenses consist primarily of incentives provided to retain former Cloudpath employees who became employees of Ruckus.

Non-cash income tax expense: We have excluded non-cash income taxes, as the Company does not expect to pay any material federal or state income taxes in 2016.

Our non-GAAP financial measures are described as follows:

Non-GAAP operating income and operating margin. Non-GAAP operating income is income from operations as reported on our condensed consolidated statements of operations, excluding the impact of stock-based compensation expense, employer payroll tax expense associated with stock-based compensation, amortization of intangible assets, workforce reorganization expense, net, and post-acquisition expenses. Non-GAAP operating margin is non-GAAP operating income divided by revenue.

Non-GAAP net income and diluted net income per share. Non-GAAP net income is net income as reported on our condensed consolidated statements of operations, excluding the impact of stock-based compensation expense, employer payroll tax expense associated with stock-based compensation, amortization of intangible assets, workforce reorganization expense, net, post-acquisition expenses and non-cash income tax expense. Non-GAAP diluted net income per share is non-GAAP net income divided by non-GAAP weighted-average diluted shares.

ABOUT RUCKUS WIRELESS

Headquartered in Sunnyvale, CA, Ruckus Wireless, Inc. (NYSE: RKUS) is a global supplier of advanced wireless systems for the rapidly expanding mobile Internet infrastructure market. The company offers a wide range of indoor and outdoor “Smart Wi-Fi” products to mobile carriers, broadband service providers, and corporate enterprises, and has approximately 65,300 end-customers worldwide. Ruckus technology addresses Wi-Fi capacity and coverage challenges caused by the ever-increasing amount of traffic on wireless networks due to accelerated adoption of mobile devices such as smartphones and tablets. Ruckus invented and has patented state-of-the-art wireless voice, video, and data technology innovations, such as adaptive antenna arrays that extend signal range, increase client data rates, and avoid interference, providing consistent and reliable distribution of delay-sensitive multimedia content and services over standard 802.11 Wi-Fi.

Ruckus and Ruckus Wireless are trademarks of Ruckus Wireless, Inc. in the United States and other countries. All other product or company names may be trademarks of their respective owners.

Investor Relations

Kim Watkins, CFA

kim.watkins@ruckuswireless.com

408-469-4659

Media & Analyst Relations

Laurie Falconer

laurie.falconer@ruckuswireless.com

408-636-1223

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SOURCE Ruckus Wireless, Inc.